EXHIBIT 99.1

Hooker Furniture Reports Lower Sales and Small Net Loss for Second Quarter

MARTINSVILLE, Va., Sept. 9, 2009 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $46 million and a net loss of $463,000, or $0.04 per share, for its fiscal 2010 second quarter that began May 4th and ended August 2nd, 2009.

Net sales for the second quarter of fiscal 2010 decreased $18.7 million, or 28.9%, compared to $64.6 million for the second quarter of fiscal 2009. Net income for the quarter decreased $2.5 million, to a loss of $463,000, or $0.04 per share, compared to net income of $2.1 million, or $0.18 per share, for the fiscal 2009 second quarter.

"This quarter's results reflect a continuation of the very challenging retail environment we've seen since last fall," said Paul B. Toms Jr., chairman, chief executive officer and president. "Historically, the May-June-July time frame is the weakest for furniture sales, compounded by the most severe economic downturn since the 1930s. However, our incoming order rates in August increased to the highest level in ten months, and we are seeing both optimism and traffic improve at retail as fall approaches. We had the best new product placements from the Spring High Point Market that we've had in several years, and shipments of those products should positively impact the next two quarters. Despite our disappointing performance over the last six months, our financial position and long term outlook remain strong. During the quarter, we further improved our already solid cash position, and we continued to curtail spending, reduce our cost structure and focus on strategies to grow sales and profitability in the long term."

Operating profitability decreased in the 2010 quarter to a loss of $499,000 or 1.1% of net sales, from income of $3.1 million or 4.8% of net sales in the 2009 quarter due to lower net sales, higher discounting and higher overhead and operating expenses as a percent of net sales.

Gross profit declined $4.4 million to $9.7 million, compared to $14.1 million in the same period a year ago. Gross profit margin decreased modestly to 21.1% of net sales in the current quarter compared to 21.9% of net sales in the same period last year principally due to higher production costs as a percentage of sales at the Company's domestic upholstery manufacturing facilities. For the first six months of fiscal 2010, gross profit margin was 21.3%. Gross margins actually improved year-over-year for Hooker's wood furniture division in both the 2010 three and six month periods primarily due to declining freight costs, but also helped by the relatively low fixed costs associated with that division's import business model.

Selling and administrative expenses decreased by $1.0 million to $10.3 million, or 22.3% of net sales, in the 2010 second quarter. In comparison, selling and administrative expenses were $11.3 million, or 17.5% of net sales, in the fiscal 2009 second quarter. The decrease in selling and administrative expenses was due primarily to:

 * lower selling expenses on lower sales volume,
 * lower compensation, benefits and other expenses as a result of workforce reductions implemented during fiscal 2009, the benefits of which are now being fully reflected in financial results, and
 * other actions to curtail spending in reaction to lower sales volume.

"In order to return to profitability, we are sharply focused on further reducing costs and growing sales," Toms said. "We continue to adjust to lower sales levels by reducing the cost structure of the business. In addition to lowering expenses in warehousing and distribution through consolidation of warehouse space and reduced work hours, we plan to close our distribution center in Carson, California by the end of September. Closing the California warehouse should result in annualized savings of approximately $1.2 million beginning in October."

Toms added, "To help address revenue growth, we brought a seasoned executive on board at the end of July in the new position of Vice President of International Sales. We now have the foundation in place to expand sales internationally, which is a significant part of our long-term growth strategy."

Fiscal Year 2010 First Half Results

Net sales for the fiscal year 2010 first half declined $37.6 million, or 27.7% to $98.0 million compared to $135.7 million for the fiscal 2009 first half. The Company's operating income for the first six months of fiscal 2010 decreased to a loss of $1.1 million, or 1.2% of net sales, compared to operating income of $7.1 million, or 5.2% of net sales, in the first six months of fiscal 2009. The Company reported a net loss for the 2010 first half of $919,000 or $0.09 per share, compared with net income of $4.7 million, or $0.41 per share, in the fiscal 2009 six-month period.

Cash, Inventory and Debt Levels

Cash and cash equivalents increased by $23.5 million to $35.3 million as of August 2, 2009 from $11.8 million on February 1, 2009 due principally to inventory reductions during the quarter in response to reduced incoming orders and shipments.

Inventories declined to $41.5 million as of August 2, 2009 compared to $60.2 million at the end of fiscal 2009. "During the quarter we further improved our already strong cash position and reduced finished goods inventory levels by approximately 30% since the beginning of the fiscal year," Toms said. "We expect to slightly increase inventories in the third quarter in response to the increase in incoming order rates, and in anticipation of the seasonal uptick in business around Labor Day."

In August 2009, Hooker repaid the $3.8 million remaining balance due on its term loan. "Given our strong cash position, low capital expenditure requirements over the near term and available lines of credit, we believe this is a prudent use of cash at this time," commented Toms. "Our revolving line of credit, with more favorable interest rates than the term loan, is in place until March 2011 should we need it," he added.

Business Outlook

"We believe that the worst global recession since the 1930s may be over," Toms said. "The housing market has improved, job losses are slowing, consumer confidence is returning and most economists expect output to expand. The question remains as to what kind of recovery we're going to experience. We expect that growth may be slow and choppy, and we enter this period with cautious optimism. Our incoming order rates at all three companies are positive compared to the first half, and we believe retailers are a bit more confident as fall approaches, and merchants are re-stocking lean inventories. We believe we are well positioned with our product, inventory availability and business model to take advantage of any upturn in the economy. While we expect general retail conditions to remain weak, we expect to see the typical seasonal improvement during the second half, and are optimistic about the sales opportunities of our new moderately-priced Envision line that will debut on many retail floors during the third quarter. With only modest increases in revenues and continued attention to expense control, we believe we can see profitability improve in the third and fourth quarters."

Dividends

At its September 9, 2009 meeting, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on November 27, 2009 to shareholders of record November 13, 2009.

Announcements

On July 31, Brad Miller joined Hooker Furniture in the new position of Vice President of International Sales. In this position, Miller will be responsible for all sales outside of North America and will provide leadership in achieving Hooker's long term strategic goal of growing international sales and developing a significant international sales business. Miller has twenty years of global sales and marketing and new business development experience.

On July 16, Hooker announced plans to exit its Bradington-Young frame business in Woodleaf, N.C. by the end of the year and transfer that operation to its production facility in Cherryville, N.C. In connection with exiting that operation the Company expects to record accelerated depreciation of about $100,000 ($0.01 per share after tax). If Hooker is unsuccessful in finding a buyer for the business, and as a result must close the operation, it expects to record restructuring charges of about $140,000 pretax (or about $0.01 per share after tax) principally for severance and related employee benefits that would be provided to the terminated Woodleaf employees. Most of the accelerated depreciation and restructuring charges (if any) will be recognized during the 2010 third quarter, which ends November 1, 2009. The consolidation, required because of declining demand for domestic upholstery, will reduce fixed overhead costs by an estimated $350,000 to $550,000 annually, or two to three cents per share, after the transition is completed.

Conference Call Details

Hooker Furniture will present its fiscal 2010 second quarter results via teleconference and live internet web cast on Thursday morning, September 10th, 2009 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 800-946-0722, and 719-325-2161 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2008 shipments to U.S. retailers, Hooker Furniture Corporation is an 85-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company's (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

                                 Table I
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                                 Twenty-Six Weeks
                     Thirteen Weeks Ended             Ended
                     Aug. 2,      Aug. 3,      Aug. 2,      Aug. 3,
                      2009         2008         2009         2008
                    --------     --------     --------     --------

 Net sales          $ 45,978     $ 64,628     $ 98,041     $135,655

 Cost of sales        36,283       50,501       77,119      104,792
                    --------     --------     --------     --------

  Gross profit         9,695       14,127       20,922       30,863

 Selling and
  administrative
  expenses            10,254       11,264       21,435       24,050

 Restructuring
  and asset
  impairment
  (credit) charge        (60)(a)     (258)(b)      613(a)      (258)(b)
                    --------     --------     --------     --------

  Operating
   (loss) income        (499)       3,121       (1,126)       7,071

 Other (expense)
  income, net            (26)         168          (29)         355
                    --------     --------     --------     --------

  (Loss) income
   before income
   taxes                (525)       3,289       (1,155)       7,426

 Income tax
  (benefit)
  expense                (62)       1,215         (236)       2,747
                    --------     --------     --------     --------

  Net (loss)
   income           $   (463)    $  2,074     $   (919)    $  4,679
                    ========     ========     ========     ========

 (Loss) earnings
  per share:
    Basic           $  (0.04)    $   0.18     $  (0.09)    $   0.41
                    ========     ========     ========     ========
    Diluted         $  (0.04)    $   0.18     $  (0.09)    $   0.41
                    ========     ========     ========     ========

 Weighted average
  shares
  outstanding:
    Basic             10,752       11,234       10,752       11,383
                    ========     ========     ========     ========
    Diluted           10,752       11,240       10,752       11,390
                    ========     ========     ========     ========

 (a) During the 2010 first quarter, the Company evaluated the carrying value of its trade names and determined the Bradington-Young trade name was impaired and recorded an intangible asset
     impairment charge of $673,000 ($419,000 after tax or $.04 per share). During the 2010 second quarter the Company recorded an impairment credit of $60,000 to correct an error in the
     impairment charge from the previous quarter.

 (b) During the 2009 thirteen and twenty-six week periods, the Company recorded a restructuring credit of $258,000 ($162,000 after tax, or $0.02 per share) for previously accrued health care benefits that are not expected to be paid for terminated employees at the former Roanoke and Martinsville, Va. manufacturing facilities.

                                Table II
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED BALANCE SHEETS
                 (In thousands, including share data)

                                                   Aug. 2,     Feb. 1,
                                                    2009        2009
                                                  --------    --------
 Assets
 Current assets
  Cash and cash equivalents                       $ 35,309    $ 11,804
  Accounts receivable, less allowance for
   doubtful accounts of $1,673 and $2,207
   on each date                                     23,144      30,261
  Inventories                                       41,518      60,248
  Prepaid expenses and other current
   assets                                            5,361       4,736
                                                  --------    --------
    Total current assets                           105,332     107,049
 Property, plant and equipment, net                 24,118      24,596
 Intangible assets                                   4,175       4,805
 Cash surrender value of life insurance
  policies                                          14,007      13,513
 Other assets                                        3,581       3,504
                                                  --------    --------
    Total assets                                  $151,213    $153,467
                                                  ========    ========

 Liabilities and Shareholders' Equity
 Current liabilities
  Trade accounts payable                          $  7,718    $  8,392
  Accrued salaries, wages and benefits               2,570       2,218
  Other accrued expenses                             2,777       2,279
  Short-term borrowing                               2,650          --
  Current maturities of long-term debt               3,795       2,899
                                                  --------    --------
   Total current liabilities                        19,510      15,788
 Long-term debt, excluding current
  maturities                                            --       2,319
 Deferred compensation                               6,099       5,606
 Other long-term liabilities                            16          44
                                                  --------    --------
    Total liabilities                               25,625      23,757

 Shareholders' equity
  Common stock, no par value, 20,000
   shares authorized, 10,772 and 11,561
   shares issued and outstanding on each
   date                                             17,035      16,995
  Retained earnings                                108,299     112,450
  Accumulated other comprehensive loss                 254         265
                                                  --------    --------
   Total shareholders' equity                      125,588     129,710
                                                  --------    --------

    Total liabilities and shareholders'
     equity                                       $151,213    $153,467
                                                  ========    ========

                                Table III
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                   Twenty-Six Weeks
                                                         Ended
                                                   Aug. 2,     Aug. 3,
                                                    2009        2008
                                                  --------    --------
 Cash flows from operating activities
  Cash received from customers                    $105,197    $140,545
  Cash paid to suppliers and employees             (77,914)   (133,656)
  Income taxes paid, net                            (1,021)     (4,428)
  Interest (paid) received, net                       (278)        286
                                                  --------    --------
   Net cash provided by operating
    activities                                      25,984       2,747
                                                  --------    --------

 Cash flows from investing activities
  Purchase of property, plant and equipment         (1,292)     (1,303)
  Proceeds from the sale of property and
   equipment                                            13           7
  Additional payments related to the
   acquisition of Opus Designs                          --        (181)
  Premiums paid on life insurance
   policies                                         (1,259)     (1,202)
  Proceeds received on life insurance
   policies                                            986         357
                                                  --------    --------
    Net cash used in investing activities           (1,552)     (2,322)
                                                  --------    --------

 Cash flows from financing activities
  Proceeds from short-term borrowing                 4,532          --
  Payments on short-term borrowing                  (1,882)         --
  Payments on long-term debt                        (1,423)     (1,322)
  Purchases and retirement of common stock              --     (14,073)
  Cash dividends paid                               (2,154)     (2,307)
                                                  --------    --------
    Net cash used in financing activities             (927)    (17,702)
                                                  --------    --------

 Net decrease in cash and cash equivalents          23,505     (17,277)
 Cash and cash equivalents at beginning
  of period                                         11,804      33,076
                                                  --------    --------
 Cash and cash equivalents at end of
  period                                          $ 35,309    $ 15,799
                                                  ========    ========

 Reconciliation of net income to net cash
  provided by operating activities:
  Net (loss) income                              $    (919)   $  4,679
  Depreciation and amortization                      1,506       1,328
  Non-cash restricted stock awards                      40          36
  Provision for doubtful accounts                      601         588
  Deferred income tax (benefit) expense               (964)        258
  Restructuring and asset impairment
   charge (credit)                                     613        (258)
  Loss on disposal of property                         101         123
  Changes in assets and liabilities,
   net of effect from acquisition:
    Accounts receivable                              6,516       4,150
    Inventories                                     18,730      (7,201)
    Prepaid expenses and other assets                  214        (219)
    Trade accounts payable                            (674)        345
    Accrued salaries, wages and benefits               352        (560)
    Other accrued expenses                            (580)       (996)
    Other long-term liabilities                        448         474
                                                  --------    --------
     Net cash provided by operating
      activities                                  $ 25,984    $  2,747
                                                  ========    ========

CONTACT:  Hooker Furniture
          Paul B. Toms Jr., Chairman, Chief Executive Officer and
           President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President &
           Chief Financial Officer
            (276) 632-2133
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088